CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION OF

                           NATIONAL DATACOMPUTER, INC.

         NATIONAL DATACOMPUTER, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That at the Special Meeting in Lieu of Annual Meeting of Stockholders held on October 4, 1996, a majority of the stockholders of NATIONAL DATACOMPUTER, INC. adopted the following resolution to authorize the amendment of the Certificate of Incorporation of said Corporation.

         RESOLVED:         That the  Board  of  Directors  be,  and  hereby  is,
                           authorized  to  execute,   at  its   discretion,   an
                           amendment   to   the   Company's    Certificate    of
                           Incorporation to effect a reverse stock split in the issued and outstanding shares of the Company's Common
                           Stock.

         SECOND: That by unanimous written consent dated December 12, 1996, all of the directors of NATIONAL DATACOMPUTER, INC. adopted the following resolution to amend the Certificate of Incorporation of said Corporation.

         RESOLVED:         That the first  paragraph  of  Article  FOURTH of the
                           Company's Certificate of Incorporation be, and hereby is, deleted in its entirety and the following be, and hereby is, inserted in place thereof:

                                    "FOURTH:  The total  number of shares of all
                           classes of stock which the Corporation shall have authority to issue is five million fifty thousand (5,050,000), of which five million (5,000,000) shares are to be Common Stock, of the par value of eight cents ($.08) each, and fifty thousand (50,000) shares are to be Preferred Stock, of the par value of one tenth of one cent ($.001) each, of which twenty (20) shares have been designated as Series A Convertible Preferred Stock, of the par value of one tenth of one cent ($.001) each, and four thousand two hundred (4,200) shares have been designated as Series B Convertible Preferred Stock, of the par





                           value  of  one  tenth  of  one  cent  ($.001)   each,
                           amounting in the aggregate to Four Hundred Thousand Fifty and 00/100 Dollars ($400,050.00)."

         FURTHER
         RESOLVED:         That at the effective time of this  amendment,  every
                           four (4) shares of Common  Stock of the  Corporation,
                           $.02 par value  per  share,  outstanding  immediately
                           prior to the effective time of this  amendment  shall
                           be  converted  into one (1) share of Common  Stock of
                           the  Corporation,   $.08  par  value  per  share.  No
                           fractional   shares   of   Common   Stock  or  script
                           certificates  shall  be  issued  by  reason  of  such
                           reverse   stock   split,   but  upon   surrender   of
                           certificates  for such  Common  Stock by the  holders
                           entitled  to such  fractional  share  interests,  the
                           Corporation  shall issue to such  holders that number
                           of Shares of Common Stock,  $.08 par value per share,
                           to which such  holders are  entitled,  rounded to the
                           next   highest   whole  number  of  shares  to  avoid
                           fractional shares. This amendment and the reverse stock split effected hereby shall be effective on the date that such amendment is filed with the Secretary of State of the State of Delaware.






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